                                                                    Exhibit 10.9

                        MARKETING AND LICENSE AGREEMENT

     This MARKETING AND LICENSE AGREEMENT (the "Agreement") is made and entered into as of the 14th day of January, 2000, by and between ONLINE GAMING SYSTEMS, LTD., a corporation established and existing under the laws of the State of Delaware having its principal place of business at 200 E. Palmetto Park Road, Suite 200, Boca Raton, FL 33431 ("OGS"), and INTERCAPITAL GLOBAL FUND, LTD,. a corporation established and existing under the laws of Antigua having a place of business at 1411 Peel Street, Suite 500, Montreal, Quebec, Canada H3A ("1GF").

                                  BACKGROUND:

        A. OGS is actively engaged in the business of developing and marketing online computer software programs that enable the user to create a virtual gaming operation over the Internet including those programs set forth on Schedule A attached hereto (the "Products"); and

        B. IGF is actively engaged in the utilization and operation of OGS Products pursuant to existing license agreements between the parties; and

        C. Both parties desire to establish a long term business relationship through mutual assistance.

        NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties agree as follows:

        1. Definitions.

        1.1 "Excluded Products" shall mean OGS's products not listed on Schedule A attached hereto.

        1.2 "Intellectual Property Rights" shall mean any and all patents and other intellectual property rights of OGS with respect to the Products and related technology, excluding any such rights related to Excluded Products and the source code for any of the Products.

        1.3 "IGF Operations" shall mean the IGF's offices at the above address.

        1.4 "Internet Gaming Venue" shall mean any gaming organization whose gaming activities are based solely on the Internet without any land based gaming operations.

        1.5 "Level I Services" refer to IGF's responsibility to receive and report calls from Purchasers regarding technical problems with Products. "Level 2 Services" refer to IGF's responsibility to determine whether there is a valid problem with the Product or whether the Purchaser's problem results from user error. "Level 3 Services" refer to

OGS' responsibility, once a valid problem is identified by IGF, to provide all forms of technical and maintenance support to Purchasers necessary to detect, fix and repair such problems and as may be necessary for IGF to perform its obligations under any Maintenance Agreement.

        1.6 "Purchase Price" shall mean the full amount collected by IGF on the sale or lease of Products after deduction of (a) any collected tax or other governmental charge on the sale, transportation, use or delivery of the Products, and (b) any amounts repaid or credited by reasons of returns or rejections. The Purchase Price shall not include the percentage of net winnings or royalties which may be received by IGF in connections with the sale or lease of Products pursuant to its contracts with Purchasers.

        1.7 "Purchaser" shall mean any person or entity who purchases or leases Products from IGF pursuant to the License granted hereunder.

        1.8 "Residual Period" shall mean a period beginning on the date of any termination of this Agreement prior to the end of the initial five year term set forth in Section 7.1, including as a result of the exercise of IGF's right to terminate pursuant to Section 7.3, and ending at the end of such initial five year term.

        1.9 "Term Year" shall mean a period of four consecutive calendar quarters beginning with the calendar quarter of January to March, 2000 and each of four consecutive calendar quarters thereafter during the term of this Agreement.

        1.10 "Technical Information" shall mean all areas of technology related to the Products, whether patentable or not, relating to the operation of the Products, including without limitation equipment specifications, product design standards instruction manuals, training programs, and any other controls, processes, systems, documents, equipment and related technology which would be of assistance in operation of the Products by IGF and its customers, excluding however any source code and any confidential Technical Information related thereto.

        2.   Grant of License.

        2.1 OGS hereby grants to IGF an exclusive license (the "License") to market, sell and lease the Products to all Internet Gaming Venues worldwide. The License shall be exclusive as to OGS as well as third parties.

        2.2 IGF may not sub-license the rights granted hereunder other than to its affiliates, except with the prior written consent of OGS.

        2.3 IGF shall have the right to negotiate and enter into contracts with Purchasers for the sale or lease of the Products consistent with the terms of this Agreement.

        3.      Consideration.

        3.1 In consideration for the License, IGF shall receive thirty-three (33%) percent of the Purchase Price for each Product and OGS shall receive sixty-seven (67%) percent thereof for the first 15 Products sold by IGF. Thereafter, IGF shall receive forth (40%) percent of the Purchase Price and OGS shall receive sixty (60%) percent of the Purchase Price. Subject to IGF's actual receipt of funds from Purchasers, IGF shall remit to OGS its share of the Purchase Price on a monthly basis during the term of this Agreement; provided, however, that for any Products sold or leased by IGF during the term of this Agreement, IGF shall be entitled to collect and retain its share of the Purchase Price for the Residual Period. IGF shall be entitled to retain 100% of any and all royalties (or percentage of net winnings) collected by IGF pursuant to its contracts with Purchasers.

        3.2 In addition, in connection with the sale or lease of a product, each Purchaser shall enter into an agreement with IGF for the maintenance of such Product (the "Maintenance Agreement"). Subject to IGF's actual receipt of funds from Purchasers, IGF shall remit to OGS twenty-five percent (25%) of each monthly payment of maintenance fees payable under the Maintenance Agreement (the "Maintenance Payment") on a monthly basis during the term of this Agreement; provided, however, that for any Products sold or leased by IGF during the term of this Agreement, IGF shall be entitled to collect and retain its share of the Maintenance Payment for the Residual Period.

        3.3 As additional consideration for the License granted hereunder, IGF shall distribute or cause to have distributed to OGS a total of 1,500,000 shares of common stock of its parent company, Total Entertainment, Inc. (OTCBB --
TTLN), with 500,000 shares to be distributed by January 31, 2000, and 250,000 shares per year for the next four years on the anniversary thereof; provided, however, that IGF shall not be required to distribute any shares to OGS on or after the date this Agreement shall be terminated pursuant to IGF's rights under
Section 7.3 hereof. Such shares shall be restricted securities under the federal securities laws and shall be subject to resale restrictions and legended accordingly. OGS represents that it is acquiring such shares for its own account and not with a view to any resale or distribution thereof.

        3.4 IGF shall receive $15,000.00 of the proceeds from the sale of the Lucky Dragon Casino as and when received by OGS.

        3.5 IGF shall provide one "ICE" Product, as defined on Schedule A, for the use of IGF in its operation of a Internet Gaming Venues for its own account without charge.

        3.6 IGF currently owns two (2) Bingo Products, as defined on Schedule A, which IGF may sell and keep the proceeds from such sale.

        3.7 IGF shall keep full and accurate books of account containing all information necessary to compute any monies due OGS under this Agreement. Such books of account shall be kept at the IGF Operations, and shall be available upon reasonable notice for inspection and audit by financial representatives of OGS from time to time during regular business hours, but not more than twice in any calendar year.

        4.  Marketing of Products.

        4.1 IGF shall promptly provide to OGS in writing by fax, e-mail, mail or via online form information concerning all prospective clients approached by them.

        4.2 Under the Maintenance Agreements, IGF shall be responsible for providing Level 1 Services and Level 2 Services to Purchasers with respect to the Products. OGS shall be responsible for providing Level 3 Services to Purchasers with respect to the Products. OGS shall indemnify and hold IGF harmless from and against any and all liabilities, claims and expenses under any Maintenance Agreement that arise from OGF's failure to perform Level 3 Services in accordance with the terms hereof and the Maintenance Agreements. Unless otherwise agreed, the Maintenance Agreements shall be in substantially the same form as those entered into between the parties pursuant to the existing licensing agreements between the parties.

        4.3 IGF shall provide demonstrations of the Products to prospective customers.

        4.4 Prior to making the sale of any Product, IGF shall use its best efforts to qualify all prospective Purchasers as to quality of operator and financial ability.

        4.5 IGF is authorized to make quotations to customers and to accept orders on the basis of the Purchase Prices for Products as may be established by IGF from time to time, provided such prices are above the minimum amount set forth in Schedule A.

        4.6 The parties agree to renegotiate the minimum prices on Schedule A in the event that OGS adds new games or makes other improvements to the Products. If the minimum price list is amended pursuant to such a renegotiation after a quotation has been provided by IGF to a prospective Purchaser, IGF may accept an order from the Purchaser on the basis of minimum prices set forth in Schedule A prior to any amendment thereof.

        4.7 IGF may make sales at prices or on conditions other than those provided by OGS, provided that IGF obtains OGS's prior written approval.

        4.8 IGF will use its reasonable best efforts to ensure that Purchasers obtain all necessary business and occupational licences necessary to utilize the Products to conduct a gaming business over the Internet.

        4.9 IGF shall not, under any circumstances, reverse engineer, decompile, disassemble nor copy the Products.

        4.10 OGS shall provide IGF with assistance with demonstrations to customers and prospective customers when needed provided there is at least one week notice.

        4.11 OGS shall provide sales materials to IGF as soon as practicable after the date hereof, and from time to time in the future to the extent such materials are or should be updated.

        4.12 OGS shall provide an assignment to IGF within seven (7) days of execution of this Agreement of all current agreements for the sale of Products, which agreements are set forth on Schedule B. All payments pursuant to the current agreements set forth on Schedule B which are due and payable after the date of this Agreement shall be paid to IGF.

        4.13 OGS shall assist in the hiring and training of the IGF technical support staff in such manner as to enable such staff to carry out their maintenance and support responsibilities hereunder.

        4.14 IGF and OGS shall cooperate and participate with each other in a variety of joint marketing efforts relating to the Products and other products that they agree on, including, without limitation, efforts to devise short and long term strategies, to identify product needs, to develop product concepts and optimum product specifications, and to provide distribution and service in furtherance of joint marketing goals. IGF and OGS agree to share all information for product planning unless prohibited by law or by any contracts or agreements with a third party. IGF and OGS shall be jointly responsible for coordinating the planning and execution of all promotional activities for the products. IGF and OGS shall cooperate in connection with their participation in trade shows including, without limitation, sharing resources and costs, in a mutually agreeable manner, to maximize the mutual benefits of such shows to the parties. IGF and OGS shall endeavor to utilize each other's products as much as possible for displays and product demonstrations at trade shows, if such utilization is warranted and mutually agreeable to the parties. IGF and OGS shall cooperate to finalize the layout of trade show booths and displays for trade shows in which they are both participating, the specifications of the products, the number of items to display, and the way they run the trade shows.

        5. Names and Marks.

        5.1 IGF shall have the exclusive right to use OGS's trademarks and trade names ("Names and Marks") only in connection with the sale and maintenance of the Products and any other transactions covered by this Agreement. IGF shall identify OGS as the owner of the Names and Marks.

        5.2 IGF shall use and refer to the name of OGS as the owner of the Intellectual Property Rights in an appropriate manner.

        6. Confidentiality.

        6.1 Each of the parties hereto agrees to keep strictly secret and confidential any and all Technical Information and other confidential information identified as such and acquired from the other party hereunder and not to disclose it to any third persons or use it except as permitted by this Agreement.

        6.2 The obligation imposed by this Section shall not apply to any information:

        (a) which at the time of disclosure is in the public domain; or

        (b) which after disclosure becomes part of the public domain, by publication or otherwise, through no fault of the recipient party, or

        (c) which at the time of disclosure is already in the recipient party's possession, and such possession can be properly demonstrated by it; or

        (d) which is rightfully made available to one party from sources independent of the other party, or

        (e) the disclosure of which is agreed in writing by the other party.

The obligations of this Section shall survive for a period of five (5) years, after the termination of this Agreement for any reason.

        7. Term and Termination.

        7.1 Term: This Agreement shall be for an initial term of five (5) years, commencing on the date of this Agreement.

        7.2 Renewals: This Agreement shall be automatically reviewed for an additional term of five (5) Years provided both parties provide the other party with written notice of the election to renew this Agreement on or before the sixtieth (60th) day prior to the then expiring term.

        7.3 Termination: Either party shall have the right to terminate this Agreement prior to the expiration of its Term of any renewal upon giving thirty
(30) days written notice to the other. Notwithstanding the foregoing, IFG shall have the right, in its discretion, to terminate this Agreement on each anniversary of the date hereof during the initial term or any renewal thereof upon thirty (30) days written notice to OGS.

        7.4 Either party may terminate this Agreement in the event that proceedings for reorganization, liquidation, bankruptcy or receivership are filed or instituted against or by the other party.

        7.5 Either party may terminate this Agreement upon the breach of this Agreement by the other party, which breach is not cured within 30 days of receiving written notice thereof.

        8. Payments. All payments to be made under this Agreement shall be in United States dollars.

        9. Arbitration. Any dispute between the parties arising out of or concerning the subject matter of, or the respective rights and obligations of the parties under, this Agreement shall be submitted to arbitration if it cannot be resolved by the parties. If arbitration is requested by OGS, the arbitration proceeding shall be conducted in Boca Raton, Florida in accordance with the rules of the American Arbitration Association; if arbitration is requested by IGF, the arbitration proceeding shall be conducted in New York, New York in accordance with the rules of the American Arbitration Association then in effect.

        10. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of Florida.

        11. Force Majeure. Both parties to this Agreement shall be excused from the performance of their obligations hereunder, and shall be excused for so long as such condition continues, if such performance is prevented by conditions beyond the control of the parties, such as acts of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, strike, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like. This Section does not apply to the IGF's inability to get exchange of currency to fulfill its payment obligations under this Agreement. If exchange of currency is blocked for more than one year, OGS may terminate this Agreement or request payment in other currency.

        12. Notice Provisions. Any notice required or permitted to be given hereunder shall be in writing and any notice shall be deemed to have been given when delivered in person or seven (7) days after the date upon which it was mailed, postage prepaid, by certified or registered air mail properly addressed to the addresses written on the first page of this Agreement; provided, however, that the presumption of actual receipt shall be subject to rebuttal by probative evidence showing that such notice was not actually received.

        12. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign all of its rights and obligations under this Agreement to any entity which acquires such party by merger, consolidation or purchase of substantially all of the assets or business of such party related to the Products.

        13. Entire Agreement. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter of this Agreement.

        14. Amendments: Counterparts. This Agreement may not be amended or modified except pursuant to a writing signed by both parties. This Agreement may be excuted in one or more counterparts, and all such counterparts, when taken together, shall constitute one agreement.

        15. Benefit of Agreement. This Agreement is made solely for the benefit of the parties and no other person shall acquire or have any right under or by virtue of this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to this Agreement to be executed by their duly authorized officers as of the above date.


INTERCAPITAL GLOBAL FUND, LTD.              ONLINE GAMING SYSTEMS, LTD


By: /s/ Sandy J. Masselli, Jr.              By: /s/ Richard Iamunno
    --------------------------                  -------------------------
    Name:  Sandy J. Masselli, Jr.               Name:  Richard Iamunno
    Title: Chairman and CEO                     Title: President & CEO